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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Post-Effective Amendment No. 3/Amendment No. 419 to Registration Statement Nos. 333-176374/811-03365 on Form N-4 of our report dated March 31, 2011, relating to the financial statements and financial highlights comprising each of the Sub-Accounts of MetLife Investors USA Separate Account A and our report dated April 19, 2011, relating to the consolidated financial statements of MetLife Investors USA Insurance Company (the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph referring to changes in the Company's method of accounting for the recognition and presentation of other-than-temporary impairment losses for certain investments as required by accounting guidance adopted on April 1, 2009 and its method of accounting for certain assets and liabilities to a fair value measurement approach as required by accounting guidance adopted on January 1,
2008), both appearing in the Statement of Additional Information, which is part of such Registration Statement.

We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in such Statement of Additional Information.


/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
December 12, 2011